#036 Tax Free High Yield Fund

7/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

48	Putnam Management is paid for management and
investment advisory services

monthly based on the average net assets of the fund. Such fee is based on the lesser of an annual rate of 0.50% of the average net asset value of the fund or the following annual rates: 0.60% of the first $500 million of average net assets, 0.50% of the next

$500 million, 0.45% of the next $500 million, 0.40% of the next $5 billion, 0.375% of the next $5 billion, 0.355% of the next $5 billion, 0.34% of the next $5 billion and

0.33% thereafter. Prior to March 18, 2005, such fee was based on the following annual rates: 0.65% of the first $500 million of average net assets, 0.55% of the next $500 million, 0.50% of the next $500 million, 0.45% of the next
$5 billion, 0.425% of the

next $5 billion, 0.405% of the next $5 billion, and 0.39% of the next $5 billion and

0.38% thereafter.

53A	For the period ended July 31, 2005 Putnam Management
has
assumed $22,457 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters
(including
those described in Note 6).



72DD1 (000s omitted)

Class A          $47,244
Class B            8,375
Class C              597

72DD2 (000s omitted)

Class M	$397

73A1

Class A		$0.607124
Class B 		 0.525579
Class C		 0.505682

73A2

Class M 		$0.569536


74U1 (000s omitted)

Class A		 105,720
Class B		  18,581
Class C		   1,770

74U2 (000s omitted)

Class M		    966

74V1

Class A		$13.02
Class B		  13.04
Class C		  13.02

74V2

Class M		$13.01